Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference therein of our report dated November 11, 2005, with respect to the financial statements of Orlando Airport Marriott Hotel in the Registration Statement on Form S-3 and related Prospectus of DiamondRock Hospitality Company.

/s/ Ernst & Young LLP

Chicago, Illinois
June 26, 2006